EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-15947, No. 333-62039, No. 333-92169, No. 333-43152, No. 333-63116, No. 333-85244, No. 333-107157, No. 333-128525, No. 333-135122, No. 333-148226, No. 333-152501, No. 333-161142, No. 333-169580, No. 333-187947, No. 333-195920 and No. 333-205613) and on Form S-3 (No. 333-191469 and No. 333-193751) and the related prospectuses, as applicable, of our report dated March 30, 2016, relating to the consolidated financial statements of Aradigm Corporation, which appears in this Annual Report on Form 10-K.

/s/ OUM & Co. LLP

San Francisco, California

March 30, 2016